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                                                          FOR IMMEDIATE RELEASE

Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Michael Cimini
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1233
www.delcath.com                             tfromer@kcsa.com / mcimini@kcsa.com
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                  Delcath Systems Issues Second Quarter Update

STAMFORD, Conn., July 17, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH), today issued the following second quarter update to shareholders.

To Our Shareholders:

As part of the expanded shareholder communications plan discussed in our June 27th letter to shareholders, Delcath is furnishing shareholders with this quarterly update of our recent developments. Delcath intends to provide shareholders with these regular quarterly update releases distributed through one of the major newswires within approximately three weeks after the close of each quarterly reporting period and within approximately 45 days after the close of each fiscal year.

Clinical Trials

Management is currently reaching out to several medical centers worldwide to participate in Delcath's Doxorubicin Phase III clinical trial. Concurrently, given the FDA's award of fast-track status, management is also actively pursuing the Melphalan Phase III trial.

As the lead site, the National Cancer Institute (NCI) continues to successfully recruit and enroll patients in the Melphalan Phase III trial. Delcath has also made a great deal of progress in recruiting the University of Maryland as a site for the Melphalan Phase III trial. Recently, the Company met with the University's principal investigator and several administrative and clinical staff members to discuss the mechanics of the trial and contract and budgeting issues. While the Company hopes to add this as the second site in the trial, several steps remain before it can be added. For example, the Company needs to receive approval from the University's Institutional Review Board and the NCI. Management is also speaking with several other hospitals that have expressed interest in participating either as a clinical site or by referring patients. Due to the complex regulatory procedures, we are unable to provide a timeframe for completion of this process.

The Phase II Melphalan Multi-Histology trial continues to successfully recruit new patients, particularly in the Neuroendocrine arm of the study, which has enrolled 9 of the 15 patients needed to evaluate whether or not to pursue the full Phase II study. If the principal investigator moves forward with the full Phase II Neuroendocrine arm of the study, an additional 10 patients will need to be enrolled in the study for a total of 25 patients. Recently, because of our encouraging results to date, the study's principal investigator issued a letter to physicians, which emphasized that the positive results of the Phase I Melphalan study have continued into the Phase II study. Delcath is pleased by these results and plans to issue a formal update with quantifiable data as soon as it becomes available for release.



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Board Expansion

The Board has initiated a search for highly qualified new independent candidates for the Board who can provide access to additional opportunities in the clinical field and/or have significant expertise in research and clinical trials. The Board remains on track to have one new director in place by the end of the third quarter of 2006 and a second new director in place by the end of 2006. The Board currently is in the process of interviewing potential candidates. Currently, Delcath's Board of Director's consists of five directors, three of whom are independent.

Investor Relations

Delcath's management is committed to broadening its shareholder base to provide a stable platform for its common stock as Delcath seeks to maximize long-term shareholder value. Throughout the second quarter and since the annual meeting, management has held multiple meetings and conference calls with various institutional shareholders in New York City, Maryland, Philadelphia and Montreal. Meetings have also been scheduled with research analysts that have expressed interest in initiating coverage of Delcath in order to increase the Company's exposure to the broader capital markets.

Intellectual Property

Recently, management was informed by its patent counsel that one of its international applications, EU Patent Application No. 0 936 933, has been approved, pending no objections from outside parties. The application relates to the Company's balloon catheter used to bypass blood from the inferior vena cava to a special filter outside the patient's body, restricting blood flow from the liver to the heart. Management anticipates this application will move to the nationalization phase during the fourth quarter of 2006, at which point the Company will be able to announce the addition of another international patent.

Special Meeting of Shareholders

On July 11, Delcath announced that Laddcap Value Partners LP, a 10 percent holder of the Company's outstanding common stock, agreed to withdraw its requests for a special meeting of Delcath's shareholders. In addition, both Delcath and Laddcap have agreed to dismiss without prejudice the litigation against Delcath commenced on June 6, 2006 in the Chancery Court of the State of Delaware relating to Laddcap's demand to inspect certain books and records of the Company pursuant to Section 220 of the General Corporation Law of the State of Delaware. Both Delcath and Laddcap retain their rights to pursue any future action without restriction or prejudice. Delcath looks forward to moving on and focusing on maximizing shareholder value over the long term.

Shareholder Proposal

Since the annual meeting, in response to the approval by shareholders of a non-binding shareholder proposal to retain the services of a nationally known investment bank and/or merger advisory firm with experience in the medical device industry to assist the Company in exploring additional strategic alternatives, Delcath continues to have preliminary discussions with several investment banking firms regarding their possible engagement by Delcath to assist the Board with its ongoing evaluation of all available options. Your Board of Directors unanimously continues to believe that a sale of the Company prior to the completion of our pivotal Phase III trial is premature and would significantly limit the long-term value shareholders could realize if, as we expect, FDA approval of the Delcath system is granted.

Shareholder Vote

At the request of several shareholders, we have provided the following table ahead of our upcoming Form 10-QSB that discloses the vote totals from our 2006 Annual Meeting of Stockholders. The proposals included the election of directors (Proposal 1) and the shareholder proposal (Proposal 2) recommending that the Board of Directors retain a nationally recognized investment banking and/or merger advisory firm.

SHARE INFORMATION

TOTAL SHARES PRESENT            17,886,476

PROPOSAL 1 (Directors)

DIRECTOR #                      VOTES FOR       VOTES WITHHELD
1 - MARK A. CORIGLIANO          10,738,747        7,147,729
2 - VICTOR NEVINS               10,709,997        7,176,479

PROPOSAL 2 (Retain Investment Banking Firm)

VOTES FOR       VOTES AGAINST   VOTES ABSTAIN   BROKER NON-VOTE
7,416,373         4,993,779        281,465        5,194,859


We look forward to the exciting opportunities ahead and appreciate your support. We will continue to execute on the Company's successful business strategy in order to maximize long-term value for all Delcath shareholders.


Sincerely,
M.S. Koly
President & Chief Executive Officer


About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the company's website, www.delcath.com.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Delcath's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance than any forward-looking statement will prove to be accurate.

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